Exhibit 2.4

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (this “Second Amendment”), is dated as of May 10, 2012, by and between Energy & Exploration Partners, LLC, a Delaware limited liability company (“Seller”), and Halcón Energy Properties, Inc., a Delaware corporation (and f/k/a RWG Energy, Inc.) (“Buyer”). Seller and Buyer are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Buyer and Seller entered into that certain Purchase and Sale Agreement (Non-Producing Properties) dated as of March 5, 2012, as amended by First Amendment to Purchase and Sale Agreement dated as of April 19, 2012 (as so amended, the “Purchase Agreement”); and

WHEREAS, Buyer and Seller desire additionally to amend the Purchase Agreement in several respects, as provided herein. Capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the Purchase Agreement, Buyer and Seller hereby agree as follows:

AGREEMENT AND AMENDMENT

1. Amendment to Section 2 of the Purchase Agreement (Supplemental Properties). Section 2 of the Purchase Agreement is hereby amended as follows:

(a) In the first sentence of Section 2(a), the term “Supplemental Acquisition Period” is redefined as the period from and after the Execution Date and continuing until the date that is ninety (90) days after the First Closing Date.

(b) Section 2(a) is further amended by deleting the last two (2) sentences thereof (the first of which begins with the phrase “To the extent any Supplemental Leases are acquired by Seller …”), and the following provision is substituted therefor:

“To the extent any Supplemental Leases are acquired by Seller after the Initial Cut Off Date and prior to 5:00 pm, CDT, on May 17, 2012 (“Interim Cut Off Date”; and the period between the Initial Cut Off Date and the Interim Cut Off Date is herein referred to as the “Interim Period”), or there exist Supplemental Leases that may have been acquired by Seller after the Execution Date and prior to the Initial Cut Off Date but for which Seller did not yet have enough information to confirm Defensible Title, then (i) Seller shall provide to Buyer a notice (an “Interim Closing Notice”) containing a supplement to Exhibit A that shall include the legal description, recording information, and other information relating to such Supplemental Leases that is being provided with regard to the Initial Properties (and prior to the Interim Cut Off Date, Seller shall provide regular written notices to Buyer, not less than weekly, with such notices containing lease and summary information regarding the Supplemental Leases acquired to date, in order for Buyer to administer its diligence thereon); (ii) subject to all of the other terms and conditions described herein relative to the Initial Properties (with the timetables for notices established herein for the Initial Properties to be deferred thirty-five (35) days with regard to the First Interim Properties (as hereinafter defined) prior to the First Interim Closing (as defined below), except as otherwise specified with regard to notices for Title Defects concerning the First Interim Properties, which shall be made no later than 5:00 pm, CDT, on the date that is two (2) days prior to the First Interim Closing Date), the Parties shall close (herein the “First Interim Closing”) the sale by Seller to Buyer of the same undivided interests described in Section 1(a) in and to the Supplemental Leases acquired by Seller during such Interim Period, together with the other related interests described in clauses (b), (c), (d), and (e) of Section 1 (collectively, the “First Interim Properties”), together with those Leases and related interests which were formerly part of the Initial Properties that are now identified on Part 2(b) of Exhibit A as being part of the Supplemental Leases (and which shall be deemed to constitute First Interim Properties for purposes hereof), on May 24, 2012 (the “First Interim Closing Date”), pursuant to the other terms of this Agreement. If an oil and gas lease that would otherwise constitute an Initial Lease or a First Interim Property for purposes of this Agreement is withheld from, as applicable, the First Closing or the First Interim Closing pursuant to Section 19(a)(ii), such oil and gas lease, to the extent it is not ultimately excluded from this Agreement by operation of Section 19(a)(ii) or Section 20, shall be treated, for all purposes hereof, as a Supplemental Lease, governed by the terms of Section 2(b) and/or Section 2(c), as applicable.”

(c) Section 2(b) is deleted in its entirety, and the following provision is substituted therefor:

“(b) With respect to those Supplemental Leases (if any) that are either (i) acquired by Seller after the Interim Cut Off Date and prior to the expiration of the Supplemental Acquisition Period, or (ii) acquired by Seller during the period between the Execution Date and the Interim Cut Off Date but as to which Seller is unable to confirm Defensible Title prior to the First Interim Closing Date, there shall occur two (2) additional interim closings (each such closing, together with the First Interim Closing, may be referred to as an “Interim Closing”):

(1)	a second Interim Closing (the “Second Interim Closing”), which shall occur on June 21, 2012 (the “Second Interim Closing Date”); and

(2)	a third Interim Closing (the “Third Interim Closing”), which shall occur on July 19, 2012 (the “Third Interim Closing Date”).

Each of the First Interim Closing Date, the Second Interim Closing Date, and the Third Interim Closing Date may be referred to as an “Interim Closing Date”. During the period from and after the First Interim Closing Date until the expiration of the Supplemental Acquisition Period, Seller shall provide to Buyer notices at regular intervals (but no less frequently than weekly) containing copies of the Supplemental Leases acquired to date during such period, together with, as such information becomes available, legal descriptions, lease summary information, and other information required under clause (iii) of the first sentence of Section 2(a), to assist Buyer in performing its due diligence thereon. No later than seven (7) days prior to the Second Interim Closing Date or the Third Interim Closing Date, as applicable, Seller shall provide to Buyer an Interim Closing Notice containing a draft of the supplement to Exhibit A that describes the Supplemental Leases that Seller proposes to include in the relevant Interim Closing, together with any remaining, title-related information acquired by Seller with respect thereto. All other notices provided herein to be given with respect to the Initial Properties in connection with the First Closing shall also be given with respect to the applicable Supplemental Leases in connection with the Second Interim Closing and the Third Interim Closing and shall also be due no later than seven (7) days prior to the relevant Interim Closing Date; provided, however, that the deadline for Buyer’s submission of notices of Title Defects with respect to each such group of Supplemental Leases shall be 5:00 p.m., CDT, on the second day prior to the relevant Interim Closing Date. On each of the Second Interim Closing Date and the Third Interim Closing Date, Seller shall sell and convey to Buyer, on the terms set forth in this Agreement, an undivided interest identical to that set forth in Section 1(a) in and to those Supplemental Leases identified in the Interim Closing Notice given in connection with the relevant Interim Closing Date (or as otherwise agreed to by Buyer) as to which Seller has confirmed Defensible Title, as well as the interests related thereto identical to those described in clauses (b), (c), (d), and (e) of Section 1 (in each case, the “Interim Supplemental Properties”). If a Supplemental Lease included in an Interim Closing Notice is withheld from the Second Interim Closing or the Third Interim Closing pursuant to Section 19(a)(ii), such Supplemental Lease, to the extent it is not excluded from this Agreement by operation of Section 19(a)(ii) or Section 20, may be proposed for inclusion in the next Interim Closing under this Section 2(b) or the Supplemental Closing (as defined below) under Section 2(c), as applicable.

“(c) Any oil, gas, and mineral leases covering lands located within the AMI that are acquired by Seller after the expiration of the Supplemental Acquisition Period shall not constitute Supplemental Leases governed by this Section 2, but shall be governed by the provisions of Section 5. With respect to those Supplemental Leases acquired by Seller after the Interim Cut Off Date and prior to the expiration of the Supplemental Acquisition Period that have not been excluded from this

Agreement by operation of Section 19(a)(ii) or Section 20 and that are not, for any reason, included in either the Second Interim Closing or the Third Interim Closing, there shall occur a final, supplemental closing (the “Supplemental Closing”), which shall occur on August 16, 2012 (the “Supplemental Closing Date”). To the extent that Seller has not already done so prior to the Third Interim Closing Date, Seller shall, as promptly as possible after the Third Interim Closing Date, provide to Buyer copies of such remaining Supplemental Leases, together with legal descriptions, lease summary information, and other information required under clause (iii) of the first sentence of Section 2(a) to assist Buyer in performing its due diligence thereon. No later than seven (7) days prior to the Supplemental Closing Date, Seller shall provide to Buyer a notice (the “Supplemental Closing Notice”) containing a draft of the supplement to Exhibit A that describes the Supplemental Leases that Seller proposes to include in the Supplemental Closing, together with any remaining title-related information acquired by Seller with respect thereto. All other notices provided herein to be given with respect to the Initial Properties in connection with the First Closing shall also be given with respect to the applicable Supplemental Leases in connection with the Supplemental Closing and shall also be due no later than seven (7) days prior to the Supplemental Closing Date; provided, however, that the deadline for Buyer’s submission of notices of Title Defects with respect to such group of Supplemental Leases shall be 5:00 p.m., CDT, on the third day prior to the Supplemental Closing Date. On the Supplemental Closing Date, Seller shall sell and convey to Buyer, on the terms set forth in this Agreement, an undivided interest identical to that set forth in Section 1(a) in and to those Supplemental Leases identified in the Supplemental Closing Notice (or as otherwise agreed to by Buyer) as to which Seller has confirmed Defensible Title, as well as the interests related thereto identical to those described in clauses (b), (c), (d), and (e) of Section 1 (in each case, the “Supplemental Properties”). If a Supplemental Lease is withheld from all of the Interim Closings and the Supplemental Closing pursuant to Section 19(a)(ii), such Supplemental Lease shall thereupon cease to be subject to this Agreement, in accordance with the terms of Section 19(a)(ii).

“(d) For purposes hereof, each Initial Lease and each Supplemental Lease may be referred to herein, individually, as a “Lease” and, collectively, as the “Leases”; and each Initial Property, each First Interim Property, each Interim Supplemental Property, and each Supplemental Property may be referred to herein, individually, as a “Property” and, collectively, as the “Properties.” Except with regard to the Interim Purchase Prices paid by Buyer to Seller pursuant to Section 3(c) and the Supplemental Purchase Price paid by Buyer to Seller pursuant to Section 3(d), Buyer shall have no responsibility for (and Seller, alone, shall bear and pay) any acquisition costs related to the First Interim Properties, the Interim Supplemental Properties, or the Supplemental Properties.”

(d) Current Section 2(c) of the Purchase Agreement is hereby relettered as Section 2(e).

2. Amendments to Section 3 of the Purchase Agreement. Section 3 of the Purchase Agreement is amended in the following respects:

(a) Sections 3(a), 3(b), and 3(c) are hereby deleted in their entirety and are replaced for all purposes with the following:

“(a) The total consideration for the sale of the Properties (the “Consideration”) shall be the sum of (i) the Initial Purchase Price, the Interim Purchase Prices, and the Supplemental Purchase Price, as defined hereinafter, paid by Buyer to Seller for the Properties actually conveyed by Seller to Buyer at the First Closing, the Interim Closings, and the Supplemental Closing (collectively, the “Purchase Price”), plus (ii) the Contingent Payment, if any, to be paid in accordance with Section 4 below.

“(b) On the First Closing Date, Buyer shall pay to Seller, as the “Initial Purchase Price”, an amount calculated as described in Exhibit E attached hereto with respect to the Initial Properties actually conveyed by Seller to Buyer at the First Closing. The Initial Purchase Price shall be subject to further adjustment pursuant to Section 17.”

“(c) With respect to each Interim Closing that occurs hereunder, on each Interim Closing Date, Buyer shall pay to Seller, as the “Interim Purchase Price” payable at such Interim Closing, an amount, calculated in the same manner as the Initial Purchase Price, with respect to the First Interim Properties or the Interim Supplemental Properties, as applicable, actually conveyed by Seller to Buyer at such Interim Closing, subject to adjustment pursuant to Section 17.”

3. Amendments to Sections 6 and 7 of the Purchase Agreement (Representations and Warranties of Seller and Buyer). Sections 6 and 7 of the Purchase Agreement are supplemented and amended to provide that: (a) the representations and warranties of, respectively, Seller and Buyer are also made again, in each case, as of each Interim Closing Date; and (b) any representations and warranties of Seller made in Section 6 with respect to the Properties shall: (i) if made as of the First Interim Closing Date, refer to the Interim Properties; and (ii) if made as of the Second Interim Closing Date or the Third Interim Closing Date, refer to the Interim Supplemental Properties to be conveyed by Seller to Buyer at such Interim Closing.

4. Amendments to Sections 9, 10, and 17 of the Purchase Agreement. Sections 9, 10, and 17 of the Amended Purchase Agreement are hereby amended to add references to the First Interim Properties, the Interim Supplemental Properties, the Interim Closings, and the Interim Closing Dates, as appropriate, in conjunction with the references contained in such Sections to the Supplemental Properties, the Supplemental Closing, and the Supplemental Closing Date.

5. Amendment to Section 12 of the Purchase Agreement (Covenants Prior to Closing). The parenthetical appearing in the second and third lines of Section 12 of the Purchase Agreement is amended to read as follows:

“… (or, as the case may be, with regard to the Interim Properties, until the First Interim Closing Date; with regard to the Interim Supplemental Properties, until the Second Interim Closing Date or the Third Interim Closing Date, as applicable; and with regard to the Supplemental Properties, until the Supplemental Closing Date), …”

6. Amendments to Section 15 of the Purchase Agreement (Closings). Section 15 of the Purchase Agreement is amended in the following respects:

(a) The first, second, and third sentences of Section 15 are amended to read as follows:

“Subject to the terms and conditions of this Agreement, the closing of the sale by Seller and the purchase by Buyer of the Initial Properties pursuant to this Agreement (the “First Closing”) shall occur on April 19, 2012, or such other date as Buyer and Seller may agree upon in writing (the “First Closing Date”), at the offices of Seller, or at such other location as may be selected by the Parties. Each Interim Closing shall occur on the Interim Closing Date established therefor in Section 2(a) or Section 2(b), and the Supplemental Closing shall occur on the Supplemental Closing Date as provided in Section 2(c), also at the offices of Seller, or at such other location as may be selected by the Parties. For purposes of this Agreement, the First Closing, each of the Interim Closings, and the Supplemental Closing may each be referred to, individually, as a “Closing” and, collectively, as the “Closings”; and the First Closing Date, each Interim Closing Date, and the Supplemental Closing Date may each be referred to, individually, as a “Closing Date” and, collectively, as the “Closing Dates”.”

(b) The last sentence of Section 15 is amended to read as follows:

“In addition, at each Interim Closing and the Supplemental Closing, Seller and Buyer shall execute and deliver amendments to, respectively, Exhibit A to this Agreement, Exhibit A to the JOA, and Exhibit A to the Recording Supplement executed in connection with the JOA that add, in each case, the descriptions of the Supplemental Leases comprising the First Interim Properties, the Interim Supplemental Properties, and the Supplemental Properties, as applicable, and lists the Working Interests and Net Revenue Interests of Seller therein, the Net Mineral Acres covered thereby, and the expiration dates thereof.”

7. Amendments to Section 16 of the Purchase Agreement (Termination). Section 16 of the Purchase Agreement is amended in the following respects:

(a) Section 16(c) is deleted in its entirety and the following provision is substituted therefor:

“(c) If the First Closing occurs, but none of the Interim Closings nor the Supplemental Closing has occurred as of the Supplemental Closing Date: (i) this Agreement (including the provisions relating to the AMI) shall remain in full force and effect and shall not be terminated; (ii) subject to the terms of Section 16(d), the First Interim Properties, the Interim Supplemental Properties, and the Supplemental Properties intended to be conveyed to Buyer at the Interim Closings and the Supplemental Closing, as applicable, shall cease to be subject to the terms of this Agreement; (iii) subject to the terms of Section 16(d), Seller shall be entitled to own and hold the oil and gas leases comprising such First Interim Properties, Interim Supplemental Properties, and Supplemental Properties for its own account and at its sole cost and expense, free and clear of the terms of this Agreement, including those relating to the AMI; and (iv) neither Party shall be relieved of any unfulfilled obligation or Liability of such Party under this Agreement with respect to such Properties or the applicable Closing that accrued prior to the Supplemental Closing Date (including any undischarged obligation to pay money) or the consequences of any inaccuracy in or breach by such Party of a representation, warranty, or covenant in this Agreement relating to the First Interim Properties, the Interim Supplemental Properties, or Supplemental Properties or any Interim Closing or the Supplemental Closing occurring prior to or on the Supplemental Closing Date.”

(b) The condition stated in clause (i) of the first sentence of Section 16(d) is amended to read as follows:

“If, (i) (A) as of June 1, 2012, the First Closing has not occurred, or (B), as of an Interim Closing Date, the corresponding Interim Closing has not occurred, or (c) as of the Supplemental Closing Date, the Supplemental Closing has not occurred, but …”

8. Amendments to Section 19 of the Purchase Agreement (Matters Relating to Title). Section 19 of the Purchase Agreement is amended in the following respects:

(a) The second sentence of Section 19(a) is hereby amended to read as follows:

“If Buyer determines that any Title Defect (as defined below) exists, then Buyer shall provide written notice of such Title Defect to Seller promptly after the discovery thereof, but in no event later than April 13, 2012, with regard to the Initial Properties (and no later than 5:00 pm, CDT, on the date that is two (2) days prior to the relevant Interim Closing Date with regard to the First Interim Properties or the Interim Supplemental Properties identified in the Interim Closing Notice for such Interim Closing, and no later than 5:00 pm, CDT, on the date that is three (3) days prior to the Supplemental Closing Date with regard to the Supplemental Properties).”

(b) The proviso appearing at the end of the first sentence of Section 19(a)(i) is amended to read as follows:

“…; provided, however, that in the case of agreed upon Title Defects asserted with respect to an Initial Property that is not cured to Buyer’s reasonable satisfaction prior to the First Closing or a First Interim Property or an Interim Supplemental Property that is not cured to Buyer’s reasonable satisfaction prior to the applicable Interim Closing Date, then notwithstanding the preceding provisions of this Section 19(a)(i), the provisions of Section 19(a)(ii) and Section 19(a)(iii) shall automatically apply.”

(c) Section 19(a)(ii) is deleted in its entirety, and the following provision is substituted therefor:

Notwithstanding the provisions of Section 19(a)(i), if a Title Defect affecting an Initial Property, a First Interim Property, or an Interim Supplemental Property is reasonably susceptible to cure, and Seller notifies Buyer in writing prior to the applicable Closing Date that it desires to cure such Title Defect, then (A) the affected Property (or the affected portion thereof, if the Title Defect is of such a nature as to be easily segregated as to only a portion of the affected Property and Defensible Title to the rest of such Property can otherwise be conveyed as contemplated in this Agreement at the applicable Closing, and the Parties can agree on the Title Defect Amount to be applied with regard to the portion to be held back) shall be held back from, as applicable, the First Closing or the relevant Interim Closing; (2) the Initial Purchase Price or the relevant Interim Purchase Price, as applicable, shall be reduced by the applicable Title Defect Amount (or the full Allocated Value of the affected Property, if such Property is held back in its entirety from the relevant Closing); (3) Seller shall have until the Supplemental Closing Date to attempt to cure, to Buyer’s reasonable satisfaction, the relevant Title Defect; (4) if such Title Defect is cured to Buyer’s reasonable satisfaction within such period, the affected Property (or portions thereof) as to which such Title Defect has been cured shall be treated as a First Interim Property, an Interim Supplemental Property, or a Supplemental Property, as the case may be, and conveyed to Buyer at the applicable Closing; and (5) as to those Properties (or portions thereof) as to which Seller is unable to cure such Title Defects to Buyer’s reasonable satisfaction prior to the Supplemental Closing Date, then unless waived by Buyer in writing after Seller has notified Buyer in writing of its inability to cure such Title Defects, Seller shall have no further obligation hereunder to sell, and Buyer shall have no further obligation hereunder to purchase, the affected Properties (or portions thereof) held back from the Closings due to the existence of such uncured Title Defects, and the oil and gas leases comprising such Properties shall thereupon cease to be subject to the terms of this Agreement (including the provisions related to the AMI).

9. Amendments to Section 20 of the Purchase Agreement (Access; Environmental Defects). The time frames set forth in Section 20(a) during which Seller affords Buyer due diligence access to the Leases are amended to run from the Execution Date until: (i) the First Closing Date with respect to the Initial Leases; (ii) the First Interim Closing Date with respect to the First Interim Properties; (iii) the Second Interim Closing Date or the Third Interim Closing Date, as applicable, with respect to the Interim Supplemental Properties; and (iv) the Supplemental Closing Date with respect to the Supplemental Properties. In like manner, Buyer’s confidentiality obligation with respect to the results of the Assessment covering the Leases is amended to continue through: (i) the First Closing Date with respect to the Initial Leases; (ii) the First Interim Closing Date with respect to the First Interim Properties; (iii) the Second Interim Closing Date or the Third Interim Closing Date, as applicable, with respect to the Interim Supplemental Properties; and (iv) the Supplemental Closing Date with respect to the Supplemental Properties. In like manner, the time frame by which Buyer must assert Environmental Defects under Section 20(d) shall be (i) the First Closing Date with respect to the Initial Leases; (ii) the First Interim Closing Date with respect to the First Interim Properties; (iii) the Second Interim Closing Date or the Third Interim Closing Date, as applicable, with respect to the Interim Supplemental Properties; and (iv) the Supplemental Closing Date with respect to the Supplemental Properties.

10. Amendments to Section 31 of the Purchase Agreement (Additional Definitions).

(a) The definition of “Effective Time” in Section 31 of the Purchase Agreement is amended to read as follows:

“Effective Time” means 7:00 a.m., Central Standard or Daylight time, as applicable, on (a) with respect to the Initial Properties, the First Closing Date, (b) with respect to the First Interim Properties, the First Interim Closing Date, (c) with respect to the Interim Supplemental Properties to be conveyed at the Second Interim Closing, the Second Interim Closing Date, (d) with respect to the Interim Supplemental Properties to be conveyed at the Third Interim Closing, the Third Interim Closing Date, and (e) with respect to the Supplemental Properties, the Supplemental Closing Date.

11. References. All references to the Purchase Agreement in any document, instrument, agreement, or writing delivered pursuant to the Purchase Agreement (as amended hereby) shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

12. Counterparts. This Second Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

13. Ratification. The Purchase Agreement, as amended hereby, is hereby adopted, ratified, and confirmed by Buyer and Seller.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

Energy & Exploration Partners, LLC

By:	/s/ Hunt Pettit
Hunt Pettit
Manager

BUYER:

Halcón Energy Properties, Inc.

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	President